                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                      AND
               SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       OF

                           THE INTERLAKE CORPORATION
                                       AT
                      $7.25 NET PER SHARE OF COMMON STOCK
                                      AND
  $1,980.87 NET PER SHARE OF SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       BY

                      GKN NORTH AMERICA MANUFACTURING INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                         GKN NORTH AMERICA INCORPORATED

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON JANUARY 8, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE INTERLAKE CORPORATION (THE "COMPANY") (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS) (THE "COMMON SHARES"), AND SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, (THE "SERIES A SHARES" AND, TOGETHER WITH THE COMMON SHARES, THE "SHARES") OF THE COMPANY THAT (AFTER GIVING EFFECT TO THE CONVERSION OF ALL SERIES A SHARES TO COMMON SHARES) REPRESENT AT LEAST TWO-THIRDS (66 2/3%) OF THE OUTSTANDING COMMON SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (NOT TAKING INTO ACCOUNT THE COMMON STOCK PURCHASE RIGHTS) AND (2) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.
                            ------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares, and any other required documents, to IBJ Schroder Bank & Trust Company (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or to Warburg Dillon Read LLC (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:

December 10, 1998

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
 1.  Terms of the Offer; Expiration Date.........................    3
 2.  Acceptance for Payment and Payment for Shares...............    5
 3.  Procedures for Accepting the Offer and Tendering Shares.....    6
 4.  Withdrawal Rights...........................................    9
 5.  Certain Federal Income Tax Consequences.....................    9
 6.  Price Range of Common Shares; Dividends.....................   10
 7.  Certain Information Concerning the Company..................   10
 8.  Certain Information Concerning GKN, Parent and the
       Purchaser.................................................   14
 9.  Financing of the Offer and the Merger.......................   17
10.  Background of the Offer; Contacts with the Company; the
       Merger Agreement..........................................   17
11.  Purpose of the Offer; Plans for the Company.................   27
12.  Dividends and Distributions.................................   29
13.  Effect of the Offer on the Market for Common Shares,
       Exchange Listing and Exchange Act Registration............   29
14.  Conditions of the Offer.....................................   30
15.  Certain Legal Matters and Regulatory Approvals..............   32
16.  Fees and Expenses...........................................   34
17.  Miscellaneous...............................................   35

Schedule I. Directors and Executive Officers of GKN, Parent and the Purchaser

To the Holders of Common Stock and
  Series A Convertible Exchangeable
  Preferred Stock of The Interlake Corporation

                                  INTRODUCTION

     GKN North America Manufacturing Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of GKN North America Incorporated, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares") (including the associated Common Share purchase rights (the "Rights") issued pursuant to that certain Rights Agreement dated as of January 26, 1989 between the Company and The First National Bank of Chicago, as Rights Agent, as amended (the "Rights Agreement")), of The Interlake Corporation, a Delaware corporation (the "Company"), at a price per Common Share of $7.25 (such price, as it may hereafter be increased, the "Common Share Offer Price"), net to the seller in cash, and all outstanding shares of Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share, of the Company (the "Series A Shares" and, together with the Common Shares, the "Shares"), at a price per Series A Share of $1,980.87 (such price, as it may hereafter be increased, the "Series A Share Offer Price" and, together with the Common Share Offer Price, the "Offer Prices"), net to the seller in cash, in each case, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     The Purchaser is a corporation formed by Parent in connection with the Offer and the transactions contemplated thereby. Parent is an indirect wholly owned subsidiary of GKN plc, a company publicly traded in the United Kingdom and incorporated in England in 1900 ("GKN"), and a holding company for certain of GKN's North American subsidiaries. For information concerning GKN, Parent and the Purchaser, see Section 8.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 7 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Warburg Dillon Read LLC, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), IBJ Schroder Bank & Trust Company, which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, has delivered to the Board its written opinion that the Common Share Offer Price and the Common Share Merger Price (as defined below) are fair, from a financial point of view, to the holders of Common Shares. A copy of the opinion of Morgan Stanley is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES AND SERIES A SHARES THAT (AFTER GIVING EFFECT TO THE CONVERSION OF ALL SUCH SERIES A SHARES TO COMMON SHARES) REPRESENT AT LEAST TWO-THIRDS
(66 2/3%) OF THE OUTSTANDING COMMON SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (NOT TAKING INTO ACCOUNT THE RIGHTS) (THE "MINIMUM CONDITION") AND
(2) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") APPLICABLE TO THE

PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. SEE SECTION 14, WHICH SETS FORTH A DESCRIPTION OF THE CONDITIONS TO THE OFFER.

     FIRST CHICAGO EQUITY CORPORATION ("FIRST CHICAGO"), THE HOLDER OF 31,500 SERIES A SHARES, CONVERTIBLE INTO COMMON SHARES REPRESENTING APPROXIMATELY 24% OF THE OUTSTANDING COMMON SHARES ON A FULLY DILUTED BASIS (NOT TAKING INTO ACCOUNT THE RIGHTS), HAS CONSENTED TO THE OFFER AND THE MERGER AND HAS ADVISED GKN THAT IT INTENDS TO TENDER ALL OF ITS SERIES A SHARES IN THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 5, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, subject to the satisfaction of the conditions to consummation of the Merger as set forth in the Merger Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of GKN. GKN has agreed, pursuant to the Merger Agreement, to guarantee unconditionally the obligations of Parent and the Purchaser thereunder.

     At the effective time of the Merger (the "Effective Time"), (a) each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Common Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) will be cancelled and converted automatically into the right to receive in cash the Common Share Offer Price, payable to the holder thereof, without any interest thereon, less any required withholding taxes (the "Common Share Merger Price"),
(b) each Series A Share issued and outstanding immediately prior to the Effective Time (other than any Series A Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Series A Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) will be cancelled and converted automatically into the right to receive in cash the Series A Share Offer Price, payable to the holder thereof, without any interest thereon, less any required withholding taxes (the "Series A Merger Price") and (c) each share of Nonvoting Common Stock, par value $1.00 per share, of the Company (the "Nonvoting Common Shares") issued and outstanding immediately prior to the Effective Time (other than any Nonvoting Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Nonvoting Common Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) will be cancelled and converted automatically into the right to receive in cash the Common Share Offer Price, payable to the holder thereof, without any interest thereon, less any required withholding taxes (the "Nonvoting Merger Price" and, together with the Common Share Merger Price and the Series A Merger Price, the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company. See Section 11. Under the Company's Restated Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding Common Shares is required to approve the Merger. Consequently, if the Purchaser acquires, pursuant to the Offer or otherwise, a number of Common Shares and Series A Shares that (after giving effect to the conversion of all such Series A Shares to Common Shares) represents at least two thirds (66 2/3%) of the outstanding Common Shares, the Purchaser will have sufficient voting power to approve the Merger without the vote of any other stockholder. Furthermore, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of each class of stock of the Company, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the shares of each class of stock of the Company, and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     Pursuant to the Rights Agreement, the Company has distributed one Right for each outstanding Common Share. The Company has represented in the Merger Agreement that the Board has taken all necessary action to irrevocably amend the Rights Agreement so that neither the execution or delivery of the Merger Agreement nor the making of the Offer or the acceptance for payment or payment for Shares by the Purchaser pursuant to the Offer will cause the Rights to become exercisable under the Rights Agreement, Parent or the Purchaser or any of their affiliates to be deemed to be an Acquiring Person (as defined in the Rights Agreement) or the Share Acquisition Date (as defined in the Rights Agreement) to occur upon any such event.

     In the Merger Agreement, Parent and the Company agree to take all actions necessary so that, at the Effective Time of the Merger, (i) the employment of each of Messrs. W. Robert Reum, Stephen Gregory and Stephen R. Smith will be deemed to be terminated following a change in control, and (ii) all obligations of the Company to each of said Company officers upon a termination following a change in control that are dischargeable in cash, as set forth in those certain Severance Pay Agreements dated as of March 1, 1994 (the "Severance Pay Agreements") between the Company and each of said officers, and in that certain Trust Agreement dated as of February 17, 1988 between the Company and U.S. Trust Company of California, N.A., as amended to date, will have been discharged.

     The Company has advised the Purchaser that, as of December 5, 1998, there were 23,175,142 Common Shares and 40,000 Series A Shares issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, and the Company had no other shares of capital stock issued or outstanding other than 355,313 Common Shares held in the treasury of the Company. The Company has also advised the Purchaser that, as of December 5, 1998, it had no shares of capital stock reserved for issuance, other than 3,213,920 Common Shares reserved for issuance pursuant to Company stock incentive programs, 10,471,204 Common Shares reserved for issuance upon conversion of the Series A Shares and 23,530,455 Common Shares reserved for issuance pursuant to the Rights Agreement. According to the Company, as of December 5, 1998, there were outstanding options for 1,946,000 Common Shares, and the Series A Shares will, as of January 1, 1999, be convertible into 10,929,000 Common Shares. Based on this information, the Purchaser believes that there will be, as of such date, 36,050,142 Common Shares outstanding on a fully diluted basis (after giving effect to the conversion of all Series A Shares to Common Shares). Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if Common Shares and Series A Shares representing at least 24,033,428 Common Shares were validly tendered and not withdrawn pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, without limitation, the Minimum Condition and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for, as soon as practicable after the expiration of the Offer, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on January 8, 1999, unless and until the Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term

"Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Purchaser expressly reserves the right (subject to the terms and conditions of the Merger Agreement), from time to time, to extend the period of time during which the Offer is open, by giving oral or written notice of such extension to the Depositary, for the shortest time periods that Parent reasonably believes are necessary until the consummation of the Offer. In addition, pursuant to the Merger Agreement, the Purchaser is permitted to extend the Offer on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration date if, as of such date, all of the conditions to the Offer have been satisfied or waived by Parent, but the number of Common Shares and Series A Shares validly tendered and not withdrawn pursuant to the Offer (after giving effect to the conversion of all such Series A Shares to Common Shares) equals 80% or more but less than 90% of the then outstanding Common Shares on a fully diluted basis (not taking into account the Rights). If the conditions to the Offer described in clauses (a) and (b) of Section 14 are not satisfied on any scheduled expiration date of the Offer, the Purchaser will extend the Offer from time to time until such condition is satisfied or waived but will not in any event be required to extend the Offer beyond May 10, 1999. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its, his or her Shares. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to postpone acceptance for payment of, or payment for, any Shares tendered, pending receipt of any regulatory approval specified in
Section 15, (ii) to terminate the Offer upon the occurrence of any of the conditions specified in Section 14 prior to the Expiration Date and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such postponement, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser may not decrease the Common Share Offer Price or the Series A Share Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions to the Offer or waive the Minimum Condition. The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) the Purchaser may not delay acceptance for payment of, or payment for, any Shares (except as provided in clause (i) of the first sentence of this paragraph) upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, the Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such

Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. Subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     On December 8, 1998, GKN filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on December 23, 1998. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from GKN with respect to the Offer. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by GKN with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. GKN has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

     The Purchaser and the Company expect, on or about the date hereof, to jointly file with the Committee on Foreign Investment in the United States ("CFIUS") a voluntary notice pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950 and the regulations thereunder (the "Exon-Florio Provision"). Under the Exon-Florio Provision, the President of the United States has the authority to prevent or rescind a transaction if he finds, after an investigation, that there is credible evidence that leads him to believe that a foreign interest acquiring or merging with a U.S. company might take action that threatens to impair the national security. CFIUS, which comprises various agencies of the United States Government, is charged with conducting investigations and making recommendations to the President under the Exon-Florio Provision. CFIUS is required under the Exon-Florio Provision to decide whether to initiate a formal investigation within thirty calendar days after the date of filing. If CFIUS decides to initiate a formal investigation, it must complete the investigation and make a recommendation to the President within 45 calendar days after commencement thereof. Thereafter, the President must reach his decision within 15 calendar days. If CFIUS declines to investigate, it will send a letter to the parties stating that action under the Exon-Florio Provision is concluded. See Section 15 for additional information regarding the Exon-Florio Provision.

     The International Traffic in Arms Regulations ("ITAR") require companies, like the Company, that are registered with the Office of Defense Trade Controls of the United States Department of State (the "ODTC") to manufacture defense articles to notify the ODTC 60 days in advance of a transfer of ownership or control to a foreign person. On December 7, 1998, the Company filed with the ODTC a notification of the proposed change in the ownership and control of the Company. As permitted by ITAR, the Company has requested a waiver of the 60-day notice requirement, but there can be no assurance that this request will be granted.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid pursuant to the Offer for the Common Shares or the Series A Shares, the Depositary will pay such increased consideration for all such Common Shares and Series A Shares purchased pursuant to the Offer, whether or not such Common Shares or Series A Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the certificates for tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member in good standing in the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Common Shares, the Purchaser must be able to exercise full voting rights with respect to such Common Shares.

     The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 7, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such stockholder's adjusted tax basis in the surrendered Shares (which generally will be the cost of such Shares to such stockholder) and the amount of cash received in exchange therefor. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and, in the case of an individual stockholder, will be taxable at a maximum rate of 20%, provided that such Shares were held for more than one year. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer or pursuant to the Merger, each stockholder (other than corporations and certain other "exempt recipients") must provide such stockholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, PERSONS WHO RECEIVED PAYMENT IN RESPECT OF OPTIONS TO ACQUIRE SHARES, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

6.  PRICE RANGE OF COMMON SHARES; DIVIDENDS.

     The Common Shares are listed and principally traded on the New York Stock Exchange (the "NYSE") and quoted under the symbol "IK". The Series A Shares are not registered or listed on a national exchange or, to the best knowledge of GKN, Parent and the Purchaser, are they quoted on an interdealer quotation system. The Series A Shares accrue dividends at the rate of 9% per annum. Restrictive covenants in the Company's debt instruments prohibit it from paying dividends on the Common Shares and the Series A Shares. The Company has not paid dividends on the Common Shares since 1989 and has never paid dividends on the Series A Shares. The following table sets forth, for the quarters indicated, the high and low sales prices per Common Share on the NYSE as reported by the Dow Jones News Service.

                                                              HIGH    LOW
                                                              ----    ---
1996:
  First Quarter.............................................   $2 1/2 $1 3/4
  Second Quarter............................................    3 5/8  1 7/8
  Third Quarter.............................................    4 1/2  2 3/4
  Fourth Quarter............................................    4 1/4  3
1997:
  First Quarter.............................................   $4 1/8 $2 7/8
  Second Quarter............................................    4 1/2  3 1/4
  Third Quarter.............................................    6 15/16  4 5/16
  Fourth Quarter............................................    7 1/2  3 7/8
1998:
  First Quarter.............................................   $5 7/16 $4 1/4
  Second Quarter............................................    4 7/8  3 7/8
  Third Quarter.............................................    4 1/4  2 7/16
  Fourth Quarter (through December 9, 1998).................    7 1/8  1 7/8

     On December 4, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing price per Common Share as reported on the NYSE was $3 1/2. On December 9, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Common Share as reported on the NYSE was $6 7/8.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of GKN, Parent or the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Parent.

     GENERAL. The Company is a Delaware corporation with its principal executive offices located at 550 Warrenville Road, Lisle, Illinois 60532-4387. The Company is engaged in the design, manufacture and sale or distribution of value-added powder metal and related products for the automotive, materials handling and aerospace industries.

     FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries that has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1998 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                           THE INTERLAKE CORPORATION

               SELECTED ANNUAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEARS ENDED
                                                     -----------------------------------------------
                                                     DECEMBER 31,       DECEMBER 29,    DECEMBER 28,
                                                         1995               1996            1997
                                                     ------------       ------------    ------------
STATEMENT OF OPERATIONS DATA:
Net sales from continuing operations...............   $ 689,913          $ 709,585       $ 725,591
                                                      ---------          ---------       ---------
Income from continuing operations before
  extraordinary loss and accounting change.........   $     993          $   7,525       $  16,370(1)
                                                      ---------          ---------       ---------
Net Income.........................................   $     765(2)       $  55,244(2)    $  16,721(1)(2)
                                                      ---------          ---------       ---------
Income from continuing operations before
  extraordinary loss and accounting change per
  common share:
  Basic............................................   $     .04          $     .33       $     .71(1)
  Diluted..........................................   $     .03          $     .24       $     .50(1)
                                                      ---------          ---------       ---------
Net Income per common share:
  Basic............................................   $     .03(2)       $    2.39(2)    $     .72(1)(2)
  Diluted..........................................   $     .03(2)       $    1.74(2)    $     .51(1)(2)
                                                      ---------          ---------       ---------
Average number of shares outstanding:
  Basic............................................      22,691             23,093          23,198
  Diluted..........................................      30,520             31,670          32,848
                                                      ---------          ---------       ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital
  Cash and cash equivalents........................   $  41,562          $  70,228       $  84,508
  Debt due within one year.........................      (3,759)            (3,759)        (27,267)
  Other working capital............................      61,968             46,492           1,895
                                                      ---------          ---------       ---------
  Total working capital............................      99,771            112,961          59,136
                                                      ---------          ---------       ---------
Total assets.......................................   $ 459,802          $ 457,723       $ 373,066
                                                      ---------          ---------       ---------
Long-term debt, including current maturities.......     443,615            398,819         323,632
                                                      ---------          ---------       ---------
Convertible Exchangeable Preferred Stock...........      39,155             39,155          39,155
                                                      ---------          ---------       ---------
Common stockholders' equity (deficit)..............    (291,677)          (228,134)       (197,720)
                                                      ---------          ---------       ---------

---------------
(1) Includes a non-operating charge for environmental matters of $10,500 in 1997.

(2) Includes extraordinary losses on early extinguishment of debt of $1,482 in 1997, $267 in 1996 and $3,448 in 1995 and cumulative effect of changes in accounting principles of $1,876 in 1996.

                           THE INTERLAKE CORPORATION

              SELECTED INTERIM CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               NINE MONTHS ENDED                 THREE MONTHS ENDED
                                         ------------------------------    ------------------------------
                                                  (UNAUDITED)                       (UNAUDITED)
                                         SEPTEMBER 28,    SEPTEMBER 27,    SEPTEMBER 28,    SEPTEMBER 27,
                                             1997             1998             1997             1998
                                         -------------    -------------    -------------    -------------
STATEMENT OF OPERATIONS DATA:
Net sales..............................    $195,490         $127,706         $551,509         $396,203
Income from continuing operations
  before extraordinary loss............         491            1,186            1,240            6,662
Net Income.............................    $    840         $    941         $  1,591         $  6,197
                                           --------         --------         --------         --------
Income (loss) from continuing
  operations before extraordinary loss
  per common share:
  Basic................................    $    .02         $    .05         $    .05         $    .29
  Diluted..............................    $    .02         $    .04         $    .04         $    .20
                                           --------         --------         --------         --------
Net Income (loss) per common share:
  Basic................................    $    .04         $    .04         $    .07         $    .27
  Diluted..............................    $    .03         $    .03         $    .05         $    .18
                                           --------         --------         --------         --------
Average number of shares outstanding:
  Basic................................      23,208           23,175           23,167           23,185
  Diluted..............................      33,349           33,641           32,706           33,577

                                                              DECEMBER 27,    SEPTEMBER 27,
                                                                  1997            1998
                                                              (UNAUDITED)      (UNAUDITED)
                                                              ------------    -------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital
  Cash and cash equivalents.................................  $     84,508      $   4,988
  Debt due within one year..................................       (27,267)        (2,120)
  Other working capital                                              1,895         21,774
  Total working capital.....................................        59,136         24,642
                                                              ------------      ---------
Total assets................................................  $    373,066      $ 334,466
                                                              ------------      ---------
Long-term debt, including current maturities................       323,632        285,622
                                                              ------------      ---------
Convertible Exchangeable Preferred Stock....................        39,155         39,155
                                                              ------------      ---------
Common stockholders' equity (deficit).......................      (197,720)      (192,244)
                                                              ------------      ---------

     CERTAIN FUTURE FINANCIAL INFORMATION. In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in Section 10, the Company provided Parent and its advisors with certain business and financial information concerning the future financial performance of the Company on a stand-alone basis that Parent and the Purchaser believe is not publicly available. The Company does not as a matter of course publicly disclose internal projections as to future revenues, earnings or financial condition. The information provided to Parent includes certain financial projections for the fiscal years from 1998 through 2001 which were included in the confidential descriptive memorandum provided by the Company to Parent in August 1998 (the "Company Projections"). In addition, the Company in October 1998 provided Parent with the strategic plan numbers for the fiscal years 1998 through 2001 which the Company represented as having been developed by the Company's businesses in the course of their normal strategic planning processes (the "Company Strategy Numbers"). The Company

Projections indicate, for the fiscal years from 1998 through 2001 on a consolidated basis, an increase in sales from $533.8 million to $643.5 million, an increase in earnings before interest and taxes ("EBIT") from $62.7 million to $89.0 million, and an increase in earnings before interest, taxes, depreciation and amortization ("EBITDA") from $80.2 million to $111.5 million. The Company Strategy Numbers indicate, for the fiscal years from 1998 through 2001 on a consolidated basis, an increase in sales from $534.9 million to $710.3 million, an increase in EBIT from $61.7 million to $102.4 million, and an increase in earnings per share from $0.30 in 1998 to in excess of $1.00 by 2001. Both the Company Projections and the Company Strategy Numbers were represented as based on the assumption that there would be no economic recession during the period to which they pertain. The Company Projections and the Company Strategy Numbers do not necessarily reflect the view of GKN, Parent or the Purchaser with respect to the performance of the Company as a unit of Parent.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     CERTAIN MATTERS DISCUSSED HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE INFORMATION SET FORTH ABOVE CONCERNING THE FINANCIAL PERFORMANCE OF THE COMPANY AND ITS THREE BUSINESS SEGMENTS AND EARNINGS PER SHARE FORECASTS. SUCH INFORMATION HAS BEEN INCLUDED IN THIS OFFER TO PURCHASE FOR THE LIMITED PURPOSE OF GIVING THE COMPANY'S STOCKHOLDERS ACCESS TO FINANCIAL PROJECTIONS PREPARED BY THE COMPANY'S MANAGEMENT FOR INTERNAL USE AND NOT WITH A VIEW TO PUBLICATION. THE COMPANY PROJECTIONS AND THE COMPANY STRATEGY NUMBERS WERE BASED ON ASSUMPTIONS CONCERNING THE COMPANY'S PRODUCTS AND BUSINESS PROSPECTS FOR THE PERIOD FROM 1998 THROUGH 2001, INCLUDING THE ASSUMPTION THAT THE COMPANY WOULD CONTINUE TO OPERATE UNDER THE SAME OWNERSHIP STRUCTURE AS THEN EXISTED. THE COMPANY PROJECTIONS AND THE COMPANY STRATEGY NUMBERS WERE ALSO BASED ON CERTAIN REVENUE AND OPERATING ASSUMPTIONS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT

ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH ABOVE. IN ADDITION, NEITHER THE COMPANY PROJECTIONS NOR THE COMPANY STRATEGY NUMBERS GIVE EFFECT TO THE OFFER OR THE MERGER OR COMPLY WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE COMPANY PROJECTIONS AND THE COMPANY STRATEGY NUMBERS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE MADE AVAILABLE TO PARENT AND ITS ADVISORS BY THE COMPANY. NEITHER THE COMPANY PROJECTIONS NOR THE COMPANY STRATEGY NUMBERS WILL BE UPDATED OR OTHERWISE REVISED TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS OFFER TO PURCHASE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EXCEPT AS REQUIRED BY APPLICABLE LAW. NONE OF GKN, PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE COMPANY PROJECTIONS OR THE COMPANY STRATEGY NUMBERS. NEITHER THE COMPANY PROJECTIONS NOR THE COMPANY STRATEGY NUMBERS NECESSARILY REFLECT PARENT'S OR THE PURCHASER'S VIEW WITH RESPECT TO THE PERFORMANCE OF THE COMPANY AS A UNIT OF PARENT.

     AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

8.  CERTAIN INFORMATION CONCERNING GKN, PARENT AND THE PURCHASER.

     GKN is a company publicly traded in the United Kingdom and incorporated in England in 1900. GKN's ordinary shares are listed on the London Stock Exchange and are held by approximately 41,000 persons. As of December 5, 1998, in excess of 711 million ordinary shares of 50 pence each were issued and outstanding. At the end of 1997, GKN and its subsidiaries employed approximately 35,000 persons, of whom approximately 14,800 were in the United Kingdom, 14,900 in continental Europe and 4,500 in the United States. The principal businesses of GKN and its subsidiaries and joint ventures are the design, development and manufacture of automotive and agricultural machinery components and products, and aerospace and defense products, and the provision of industrial services. GKN and its subsidiaries and joint ventures have operations in approximately 40 countries, with their principal operations in the United Kingdom, continental Europe and the United States. GKN's registered office is located at P.O. Box 55, Ipsley House, Ipsley Church Lane, Redditch, Worcestershire B98 OTL, United Kingdom. GKN has guaranteed unconditionally the obligations of the Purchaser and Parent under the Merger Agreement.

     Parent is an indirect wholly owned subsidiary of GKN and a holding company for certain of GKN's North American subsidiaries. The offices of Parent are located at 3300 University Drive, Auburn Hills, Michigan.

     The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 3300 University Drive, Auburn Hills, Michigan. The Purchaser is a wholly owned subsidiary of Parent. Until immediately prior to the purchase by the Purchaser of

Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and matters relating to the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of GKN, Parent and the Purchaser are set forth on Schedule I hereto.

     Except as set forth in this Offer to Purchase: (i) none of GKN, Parent or the Purchaser nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of GKN, Parent or the Purchaser nor, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of GKN, Parent or the Purchaser nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) since December 26, 1994, there have been no transactions or business relationships that would be required to be disclosed under the rules and regulations of the Commission between any of GKN, Parent or the Purchaser or any of their respective subsidiaries or, to the best knowledge of any of GKN, Parent or the Purchaser, any of the persons listed in Schedule I of this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since December 26, 1994, there have been no contacts, negotiations or transactions between any of GKN, Parent or the Purchaser or any of their respective subsidiaries or, to the best knowledge of any of GKN, Parent or the Purchaser, any of the persons listed in
Schedule I of this Offer to Purchase, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     Except as described in the following sentence, none of GKN, Parent or the Purchaser had any relationship with the Company prior to the commencement of the discussions that led to the execution of the Merger Agreement. See Section 10. GKN Sinter Metals, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Sinter Metals"), is the largest customer of Hoeganaes Corporation, a Delaware corporation and an 80% subsidiary of the Company ("Hoeganaes"). During the most recent fiscal year, Hoeganaes' sales to Sinter Metals were approximately $25,300,000.

     GKN's selected consolidated financial data included herein have been prepared in accordance with generally accepted accounting principles in the United Kingdom ("U.K. GAAP"). U.K. GAAP differs in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP"). GKN has not determined its financial position or results of operations for any period under U.S. GAAP. A summary of the significant differences between U.K. GAAP and U.S. GAAP is set forth below. The Purchaser, however, believes that the differences between the U.K. GAAP and U.S. GAAP are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares. The selected consolidated financial data are stated in pounds sterling. On December 9, 1998, at 21:20, Bloomberg on-line service indicated one pound sterling equaled $1.6560 U.S. dollars.

     Set forth below is a summary of certain selected financial information with respect to GKN for the years ended December 31, 1996 and 1997 and the six month periods ended June 28, 1997 and June 27, 1998.

                                    GKN PLC

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               YEARS ENDED     SIX MONTHS ENDED
                                                              DECEMBER 31,    -------------------
                                                              -------------   JUNE 28,   JUNE 27,
                                                              1996    1997      1997       1998
                                                              -----   -----   --------   --------
                                                                L       L        L          L
Income Statement Data
  Sales (including share of joint ventures).................  3,337   3,383    1,687      1,800
  Net Earnings (before exceptional items)...................    229     276      137        158
  Earnings Per Share (before exceptional items)*............   32.6    39.2     19.5       22.4
Balance Sheet Data
  Total Assets..............................................  2,501   2,460    2,668      2,363
  Total Liabilities.........................................  1,736   1,873    2,072      1,672
  Stockholders' Equity......................................    725     554      550        679
  Minority Interests -- Equity..............................     40      33       46         12

---------------
* Earnings per share for the first six months and full year of 1997 and for the full year of 1996 have been adjusted to take account of the two-for-one share split effective on May 18, 1998.

SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES BETWEEN U.K. GAAP AND U.S. GAAP

     The consolidated accounts of GKN are prepared in accordance with U.K. GAAP, which differs in certain respects from U.S. GAAP. The following is a summary of the significant differences:

     GOODWILL. Until December 31, 1997, the excess of the cost of shares in subsidiaries and joint ventures over the fair value of underlying separable net assets at the date of acquisition and other purchased goodwill was deducted from GKN's consolidated stockholders' equity in the year of acquisition. Goodwill arising in connection with acquisitions after January 1, 1998 is capitalized and amortized on a straight-line basis over its estimated useful life up to a maximum of 20 years. Under U.S. GAAP, goodwill is capitalized and amortized over its estimated useful life, but not more than 40 years.

     PROPERTY. Freehold and long leasehold property may be revalued and the surplus or deficit arising on such revaluation is included in GKN's consolidated reserves which form part of ordinary stockholders' equity. Revaluation of freehold and long leasehold property is not permitted under U.S. GAAP.

     STOCKS. Stocks are valued at the lower of cost or realizable value. In the United Kingdom, cost of stocks, other than long-term work-in-progress, is calculated using FIFO (first in, first out) or average. U.S. GAAP allows LIFO (last in first out) to be used in addition to the two former methods.

     DISPOSAL OF BUSINESSES. Profits and losses on disposal of a subsidiary or associate under U.K. GAAP are calculated as the net of the surplus over (i) carrying value plus (ii) amounts with respect to goodwill previously charged to stockholders' equity. U.S. GAAP reflects the unamortized element of goodwill in the calculation.

     DIVIDENDS. Ordinary share dividends are provided in the financial year in respect of which they are declared by the board of directors. Under U.S. GAAP, such dividends are not provided for until the date declared.

     DEFERRED TAXATION. Deferred taxation is provided only where it is probable that a taxation liability will crystallize. Under U.S. GAAP, as provided by Statement of Financial Accounting Standards, full provision must generally be made for all potential taxation liabilities.

     PENSIONS. Pension costs, based on actuarial assumptions and methods, are charged in the accounts so as to allocate the cost of providing benefits over the service lives of employees in a consistent manner approved by the actuary. U.S. GAAP prescribes the method of actuarial valuation and also requires assets to be assessed at fair value and the assessment of liabilities to be based on current interest rates.

9.  FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Parent and the Purchaser to consummate the Offer and the Merger, refinance the Company's outstanding indebtedness, and to pay related fees and expenses is estimated to be approximately $558 million. GKN has agreed to guarantee unconditionally the obligations of Parent and the Purchaser under the Merger Agreement. GKN has sufficient working capital to finance the Offer and the Merger and sufficient funds from working capital and existing committed credit facilities to refinance the Company's indebtedness and to pay transaction fees and expenses. No decision has been made concerning which of the foregoing sources GKN will utilize. Such decision will be made based on GKN's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as GKN may deem appropriate.

     Parent anticipates that any indebtedness incurred through borrowings under credit facilities will be repaid from a variety of sources, which may include, but not be limited to, funds generated internally by GKN and its subsidiaries (including, following the Merger, funds generated by the Company) or bank refinancing of the outstanding indebtedness. No decision has been made concerning the method to be employed to repay such indebtedness.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     In light of Sinter Metals' status as Hoeganaes' largest customer, representatives of Sinter Metals meet periodically with representatives of the Company in the ordinary course of their business.

     On July 24, 1998, Mr. Seifi Ghasemi, President and Chief Executive Officer of Sinter Metals, met with a representative of First Chicago to discuss GKN's interest in acquiring the Series A Shares held by First Chicago. At that meeting, the representative of First Chicago advised Mr. Ghasemi that First Chicago was not interested in selling its Series A Shares.

     Later that day, Mr. Ghasemi met with Mr. Robert Reum, Chairman of the Board, President and Chief Executive Officer of the Company, to discuss certain matters arising out of the customer relationship between Sinter Metals and Hoeganaes. At that meeting, Mr. Ghasemi discussed the growth plans of the GKN group of companies and its possible interest in acquiring a producer of powdered metal.

     Thereafter, Mr. Reum called Mr. Ghasemi to advise him that the Company had retained Morgan Stanley in connection with, among other things, the possible sale of the Company. The Company and GKN (United Kingdom) plc entered into a confidentiality agreement dated August 26, 1998. Thereafter, GKN received and reviewed a confidential descriptive memorandum relating to the Company.

     By letter dated September 22, 1998, GKN submitted a preliminary and non-binding indication of interest in acquiring 100% of the equity of the Company. In the letter, GKN proposed to enter into exclusive arrangements for a defined period during which it would complete its diligence and confirm its offer. The Company declined to enter into any such arrangement.

     On October 14, 1998, representatives of the management of the Company and Morgan Stanley made a presentation regarding the Company to representatives of GKN. Thereafter, the parties had further discussions about the terms of a possible transaction.

     By letter dated October 30, 1998, Morgan Stanley advised GKN that final bids for the acquisition of the Company would be due on November 30, 1998. The Company's proposed form of merger agreement was made available to GKN the week of November 2, 1998.

     On November 3, 1998, representatives of GKN and its advisors commenced formal due diligence in a data room in Lisle, Illinois and, pursuant to instructions given to GKN by Morgan Stanley, counsel for GKN and the Company began the negotiation of a definitive merger agreement. During the week of November 16, 1998, representatives of GKN advised the Company that GKN had substantially completed its due diligence and requested that the bid date be accelerated. In response, representatives of the Company said that the date could not be changed in order to maintain the fairness of the process. On November 20, 1998, the Board of Directors of GKN approved the proposed acquisition of the Company.

     On November 30, 1998, GKN submitted a final bid to acquire the Company at $7.25 per Common Share, together with its proposed form of merger agreement. During the week of November 30, 1998, representatives of GKN and the Company and their respective counsel continued to negotiate the terms of the agreement. In addition, on November 30, 1998, representatives of GKN and its counsel met with representatives of First Chicago and Madison Dearborn Partners VIII, another significant holder of Series A Shares. At that meeting, representatives of GKN asked First Chicago to consider whether and how it might support the Offer and the Merger if approved by the Board of Directors of the Company.

     On December 4, 1998 and December 5, 1998, representatives of GKN, Parent, the Purchaser and the Company finalized the terms of the Merger Agreement. On December 4, 1998, First Chicago informed GKN that it had consented to the Offer and the Merger and, further, that it intended to tender all of its Series A Shares in the Offer. On December 5, 1998, the Merger Agreement was executed and delivered by the parties.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), filed by the Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

     THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as reasonably practicable after the date thereof, but in no event later than five business days after the initial public announcement of the Purchaser's intention to commence the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer will be subject to the Minimum Condition and certain other conditions described in
Section 14 hereof. The Purchaser expressly reserves the right to waive any condition to the Offer, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, the Purchaser may not reduce the price per Share or change the form of consideration payable in the Offer, reduce the number of Shares sought to be purchased in the Offer, change the conditions in the Offer or waive the Minimum Condition. The Offer Prices will, subject to applicable withholding taxes, be net to the seller in cash upon the terms and subject to the conditions of the Offer (including, without limitation, the Minimum Condition). The Purchaser will pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. The initial expiration date for the Offer will be the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act. The Purchaser will be permitted to extend the Offer on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration date if, as of such date, all the conditions set forth in Section 14 hereof are satisfied or waived by Parent, but the number of Common Shares and Series A Shares validly tendered and not withdrawn pursuant to the Offer (after giving effect to the conversion of all such Series A Shares to Common Shares) equals 80% or more but less than 90% of the then outstanding Common Shares on a fully diluted basis (not taking into account the Rights). If the conditions to the Offer described in clauses (a) and (b) of Section 14 are not satisfied on any scheduled expiration date of the Offer, the Purchaser will extend the Offer from time to time until such condition is satisfied or waived but will not in any event be required to extend the Offer beyond May 10, 1999. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its, his or her Shares. See Section 4.

     THE MERGER. Pursuant to the Merger Agreement, the Company will, if required by the Company's Restated Certificate of Incorporation and/or applicable law in order to consummate the Merger, (1) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, (2) prepare and file, in cooperation with Parent and the Purchaser, with the Commission a preliminary proxy statement relating to the Merger and use its reasonable best efforts (a) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (b) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders, and (3) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby. Parent agrees that it will vote, or cause to be voted, all of the Common Shares owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement. If Parent, the Purchaser or any other subsidiary of Parent acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Common Shares and at least 90% of the then outstanding Series A Shares, if any Series A Shares are then outstanding, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

     The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Surviving Corporation will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, (a) each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Common Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) will be canceled and converted automatically into the right to receive in cash the Common Share Merger Price, payable to the holder thereof, without interest thereon, less any required withholding taxes, (b) each Series A Share issued and outstanding immediately prior to the Effective Time (other than any Series A Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Series A Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) will be canceled and converted automatically into the right to receive in cash the Series A Merger Price and
(c) each Nonvoting Common Share issued and outstanding immediately prior to the Effective Time (other than any Nonvoting Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company and other than Nonvoting Common Shares held by stockholders who will have demanded and perfected appraisal rights under Delaware Law) will be canceled and converted automatically into the right to receive the Nonvoting Merger Price. In addition, at the Effective Time, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock, par value $.01 per share, of the Surviving Corporation.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the obligations of Parent, the Purchaser and the Company to effect the Merger are subject to satisfaction of customary conditions including the following: (i) stockholder approval if required under the Company's Restated Certificate of Incorporation or applicable law, (ii) the purchase by the Purchaser of all Shares validly tendered and not withdrawn pursuant to the Offer in accordance with the terms thereof, and (iii) no government or subdivision thereof, administrative, governmental or regulatory authority, agency, legislative body, court, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), or court of competent jurisdiction having enacted any law, rule, regulation, executive order, decree, injunction or other order having the effect of making the acquisition of Shares by Parent or the Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger.

     CHARTER DOCUMENTS; INITIAL DIRECTORS AND OFFICERS. The Merger Agreement provides that, at the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time, the Restated Certificate of Incorporation of the Company will be amended in its entirety to be substantially identical to the Certificate of Incorporation of the Purchaser. The Merger Agreement also provides that the by-laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation. Pursuant to the Merger Agreement, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation. In addition, pursuant to the Merger Agreement, the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer and fulfillment of the Minimum Condition, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares and Series A Shares (after giving effect to the conversion of all such Series A Shares to Common Shares) beneficially owned by the Purchaser or its affiliates following such purchase bears to the total number of fully diluted Common Shares (not taking into account the Rights) then outstanding (the "Proportionate Percentage"), and the Company will, upon request of Parent, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Merger Agreement also provides that at such time, the Company will use its reasonable best efforts to cause persons designated by the Purchaser to constitute the Proportionate Percentage of (i) each committee of the Board, (ii) each board of directors of each domestic Subsidiary (other than Hoeganaes), (iii) each committee of each such board, in each case to the extent permitted by applicable law, and (iv) the directors that the Company is entitled to nominate to the board of directors of Hoeganaes pursuant to the Amended and Restated Stockholders Agreement, dated as of September 28, 1994, among The Interlake Companies, Inc., a Delaware corporation, Hoganas AB, a Swedish corporation ("HB"), and Hoeganaes. The Merger Agreement also provides that, until the earlier of (i) the time the Purchaser acquires that number of Common Shares and Series A Shares that (after giving effect to the conversion of all such Series A Shares to Common Shares) represents at least two-thirds (66 2/3%) of the outstanding Common Shares on a fully diluted basis (not taking into account the Rights) and (ii) the Effective Time, the Company will use its reasonable best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic subsidiaries of the Company as of the date of the Merger Agreement who are not employees of the Company will remain members of the Board and of such boards and committees. The Merger Agreement provides that, from and after the election or appointment of the Purchaser's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights thereunder, or any other action taken by the Board in connection with the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Purchaser nor are employees of the Company.

     COMPANY OPTION PLANS; DISCHARGE OF CERTAIN SEVERANCE OBLIGATIONS. The Merger Agreement provides that Parent and the Company will take all actions necessary so that, immediately prior to the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, (i) each outstanding option to purchase Common Shares (an "Option") granted under the Company's 1986, 1989, 1997 and 1998 Stock Incentive Programs (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option that is then outstanding will be canceled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, immediately following consummation of the Offer, the Company will pay to such holders of Options an amount in respect thereof equal to the product of (a) the excess of the Common Share Offer Price over the exercise price thereof and (b) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing will be subject to obtaining any necessary consents of holders of Options, which the Company and Parent will use their reasonable best efforts to obtain.

     In the Merger Agreement, Parent and the Company agree to take all actions necessary so that, at the Effective Time of the Merger, (i) the employment of each of Messrs. W. Robert Reum, Stephen Gregory and Stephen R. Smith will be deemed to be terminated following a change in control, and (ii) all obligations of the Company to each of said Company officers upon a termination following a change in control that are dischargeable in cash, as set forth in the Severance Pay Agreements, and in that certain Trust Agreement dated as of February 17, 1988 between the Company and U.S. Trust Company of California, N.A., as amended to date, will have been discharged.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties of the Company, including representations by the Company as to (i) organization, qualification and similar corporate status of the Company and its subsidiaries, (ii) the capitalization of the Company and its subsidiaries, (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, (iv) the noncontravention of the Merger Agreement and the transactions contemplated thereby with the Company's Restated Certificate of Incorporation or by-laws, material contracts, and orders, and the laws or regulations to which the Company or any of its subsidiaries is a party or by which it is bound, (v) the filing of required Commission reports and the absence of untrue statements of material facts, or omissions of material facts in such reports, (vi) the absence of changes or events that have had a material adverse effect on the Company, (vii) the absence of any untrue statement of a material fact or omission of any material fact required to be stated in any recommendations statement of the Company's Board of Directors or document related to the Offer, (viii) material transactions outside the ordinary course of the Company's business consistent with past practice, (ix) real property ownership and the possession and enforceability of real property leases, (x) claims and litigation, (xi) the filing of tax returns and the payment of taxes,
(xii) compliance with laws, rules, statutes, orders, ordinances or regulations, and material notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchise or other instruments or obligations of the Company and the Subsidiaries, (xiii) the absence of environmental claims and compliance with all environmental and safety laws and regulations, (xiv) possession of necessary rights and licenses in intellectual property, (xv) employee benefit matters, (xvi) required consents and approvals of governmental or regulatory authorities and (xvii) labor matters.

     The Merger Agreement also contains customary representations and warranties of Parent and the Purchaser, including representations by Parent and the Purchaser as to (i) organization, qualification and similar corporate matters of Parent and the Purchaser, (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement, (iii) the noncontravention of the Merger Agreement and the transactions contemplated thereby with any provision of the Restated Certificate of Incorporation or by-laws of Parent or the Purchaser, material contract, order, law or regulation to which Parent or the Purchaser is a party or by which it is bound, (iv) required consents and approvals of governmental or regulatory authorities, (v) the absence of untrue statements of material facts or omissions of material facts in any documents related to the Offer and in information provided to the Company in connection with the Schedule 14D-1 and proxy statement, (vi) Parent's and the Purchaser's ability to provide the funds necessary to satisfy the Purchaser's obligations under the Merger Agreement, and (vii) the beneficial ownership of Shares by Parent or the Purchaser immediately prior to execution of the Merger Agreement.

     CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent will otherwise agrees in writing, the businesses of the Company and the Subsidiaries will be conducted only in the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that by way of amplification and not limitation, and except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following, without the prior written consent of
Parent:

          (a) adopt any amendment to its certificate of incorporation or by-laws or equivalent organizational documents or the Rights Agreement;

          (b) issue, reissue, sell, pledge, dispose of, grant or encumber or authorize the issuance, reissuance, or any sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any warrants, options, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of (x) Common Shares and Nonvoting Common Shares upon conversion of any Series A Shares and (y) a maximum of 2,000,000 Common Shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement) or
     (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution payable in cash, securities, property or otherwise, with respect to any of its capital stock, except for the declaration and payment in the ordinary course of business and consistent with past practice of any dividend; provided, however, in no event shall Hoeganaes pay any dividend that has previously been deferred;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for (y) any special redemption of the Series A Shares at the Dividend Reference Value to which the holders thereof may be entitled upon the occurrence of a Change of Control (as such terms are defined in the Company's Restated Certificate of Incorporation) and (z) the redemption of the Rights;

          (e) except for (i) increases in salary, wages and benefits of and, after consultation with Parent, the establishing of annual incentive plans for officers or employees of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice (which incentive plans, in the case of Messrs. Reum, Gregory and Smith may be adopted at any time after December 1, 1998), (ii) increases in salary, wages and benefits granted to officers and employees of the Company or the Subsidiaries in the ordinary course of business and consistent with past practice in conjunction with new hires, promotions or other changes in job status, (iii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business, (iv) the payment in calendar year 1998, with respect solely to Messrs. Reum, Gregory and Smith of (x) annual bonuses payable in respect of the fiscal year ending December 27, 1998 and (y) bonuses payable for the three-year period from 1996 through 1998 pursuant to the Long-Term Plan under the 1996 Senior Executive Incentive Compensation Plan, it being understood that the bonuses to be paid in calendar year 1998 will not exceed the bonuses that would have otherwise been payable, (v) with respect solely to Messrs. Reum, Gregory and Smith, the acceleration of vesting into calendar year 1998 of any outstanding Options which vest by their terms upon a change in control, (vi) to the extent set forth in the Company Disclosure Statement attached as a schedule to the Merger Agreement, the funding or amendment of "rabbi trusts" with respect to the Directors Post-Retirement Income Plan, the deferred compensation agreements of Grant L. Johnson and Frederick C. Langenberg, and/or certain Key Executive Severance Agreements, (vii) to the extent set forth in the Company Disclosure Statement, the settlement of any outstanding non-qualified pension obligations, and (viii) to the extent set forth in the Company Disclosure Statement, the payment or transfer from The Interlake Corporation Retirement Savings Plan and/or Employee Stock Ownership Plan of the account balances of Messrs. Reum, Gregory and Smith, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of the Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or any of the Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable in accordance with the terms of an Employee Benefit Arrangement;

          (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any supply or purchase agreements that will take in excess of 12 months to perform, or enter into any other contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize or commit to any capital expenditure, which is in excess of amounts allocated for any and all periods and/or any and all projects specified in the Company's 1999 Strategic Plan heretofore furnished to Parent or, with respect to the HC 2000 Project, the amount that is expressly contemplated by the Phase II Budget for any and all periods and/or any and all projects specified in the HC 2000 Project; (v) enter into or amend any contract, agreement commitment or arrangement with respect to any matter set forth in this paragraph (f), pursuant to certain budgets provided to Parent; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter described in this paragraph (f);

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries as at September 27, 1998, or subsequently incurred in the ordinary course of business and consistent with past practice; or

          (j) agree in writing or otherwise to take any of the foregoing actions.

     EMPLOYEE BENEFIT ARRANGEMENTS. Pursuant to the Merger Agreement, Parent agrees that the Company will honor and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all Employee Benefit Arrangements to which the Company or any of its Subsidiaries is currently a party, provided, however that the Merger Agreement, the Company or the Purchaser may amend or terminate an Employee Benefit Arrangement to the extent permitted under the terms thereof.

     ACCESS TO INFORMATION; CONFIDENTIALITY. The Merger Agreement provides that, from the date thereof until the Effective Time, the Company will, and will cause the Subsidiaries, and each of their respective officers, directors, employees, auditors, counsel, advisors and representatives to, provide Parent and the Purchaser and their respective officers, directors, employees, auditors, counsel, advisors and representatives reasonable access to the officers, employees, agents, properties, offices, plants and other facilities and to the books and records of the Company and the Subsidiaries, and will furnish such persons with all financial, operating and other data and information with respect to the business and operations of the Company and the Subsidiaries as Parent and the Purchaser may from time to time reasonably request. The Company will not, however, be required to make available to Parent or the Purchaser any facilities of, or information or materials with respect to, Hoeganaes to the extent the Company and its advisors determine that to do so would be contrary to its obligations to the minority stockholder of Hoeganaes. Pursuant to the Merger Agreement, unless otherwise required by law, Parent and the Purchaser will, and will cause their representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Parent, the Purchaser or the Parent Representatives. In addition, pursuant to the Merger Agreement, Parent agrees to comply with the terms of the confidentiality agreement previously entered into by GKN (United Kingdom) plc with the Company.

     REASONABLE BEST EFFORTS. The Merger Agreement provides that, subject to the terms and conditions thereof, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Merger and the Offer and (ii) use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Board, and to assist and cooperate with the other parties to the Merger Agreement in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the Offer. The Merger Agreement also provides that parties thereto will together give notice of the Transactions promptly to the Chairman of the Committee on Foreign Investment in the United States pursuant to the Exon-Florio Provision, and each of the parties thereto will make such additional filings and submissions as may be reasonably necessary under the Exon-Florio Provision in respect of the Merger and the Offer. The Company also will promptly provide the notification to the ODTC required by ITAR and will request a waiver of the waiting period contemplated thereby. In addition, pursuant to the Merger Agreement, if at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take all such action.

     CONSENTS. The Merger Agreement requires that each party will use its reasonable best efforts to obtain as promptly as practicable all consents of any Governmental Entity or any other person required in connection with, and waivers of any violations that may be caused by, the consummation of the Offer and the Merger. Each party must promptly inform the other of any material communication from the FTC, the Antitrust Division or any other domestic or foreign government or governmental or multinational authority (each, an "Antitrust Authority") regarding either the Offer or the Merger. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the Offer or the Merger, then such party must endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. If any Antitrust Authority raises an objection to either of the Merger or the Offer or proposes or seeks to impose any operating restrictions in connection therewith, Parent and the Purchaser agree, expeditiously and in good faith, to discuss such objections and restrictions and all other possible resolutions with such Antitrust Authority.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that, as long as it is in effect, Parent, the Purchaser and the Company must consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger Agreement, the Offer and the Merger and may not issue any press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent, an affiliate of Parent or the Company is subject.

     INDEMNIFICATION. Pursuant to the Merger Agreement, Parent agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws, in an agreement between an Indemnified Party and the Company or one of its subsidiaries, or otherwise in effect on the date of the Merger Agreement, will survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Time. In addition, pursuant to the Merger Agreement, the Company will, and after the Effective Time, the Surviving Corporation shall, indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such Indemnified Parties' services as officers, directors, employees or agents of the Company or any Subsidiary or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of the Company or any Subsidiary, occurring prior to the Effective Time. The Merger Agreement also provides that the Surviving Corporation must use its best efforts to maintain in effect for six years from the Effective Time, if available, the current policies of the directors' and officers' liability insurance maintained by the Company. However, the Surviving Corporation will not be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance, and if the Surviving Corporation is unable to obtain such insurance, it will obtain as much comparable insurance as possible for an annual premium equal to such amount.

     NO SOLICITATION. The Merger Agreement provides that neither the Company nor any of the Subsidiaries will, directly or indirectly, through any directors, officers, employees, agents, affiliates, representatives or otherwise, solicit, initiate or encourage any inquiries or the submission of any proposal or offer from any person with respect to any tender offer, merger, consolidation, liquidation, recapitalization, business combination, sale of significant assets, sales of shares of capital stock or similar transactions involving the Company or any Subsidiary or any division of the Company or any Subsidiary (an "Acquisition Transaction") or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction (an "Alternative Proposal") from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with, such third party, if the Company's Board, in good faith, deems it necessary to do so in the exercise of its fiduciary obligations after consultation with outside counsel and an independent nationally recognized investment banking firm. In the Merger Agreement, the Company agrees to notify Parent promptly in writing if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made or if any party makes any Alternative Proposal, and to indicate in reasonable detail the terms and conditions of, and other information regarding, such proposal. The Company also agrees immediately to cease and cause to be terminated all existing discussions or negotiations with any parties with respect to any Acquisition Transaction.

     REDEMPTION OF RIGHTS. The Merger Agreement provides that the Board will take such additional action as is necessary under the Rights Agreement to ensure that the Distribution Date (as defined therein) does not occur, and that the Rights do not become exercisable, by virtue of this Agreement or either the Merger or the Offer. The Company shall, upon the request of the Purchaser, take such action, including, without limitation, redeeming all outstanding Rights immediately prior to the time of acceptance for payment by the Purchaser of any Shares pursuant to the Offer or thereafter at the applicable Redemption Price (as defined in the Rights Agreement), in order to render the Rights inapplicable to the Merger or the Offer.

     TERMINATION. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time: (a) by the mutual written consent duly authorized by the boards of directors of Parent and the Company; (b) by the Company, upon approval of the Board, if (i) the Purchaser fails to commence the Offer, or (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer, within five months following the commencement of the Offer (unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any of its covenants or agreements as contained in the Merger Agreement or the material breach by the Company of its representations and warranties as contained in the Merger Agreement); (c) by Parent at any time prior to the acceptance of Shares for payment pursuant to the Offer if, due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer, (i) the Purchaser fails to commence the Offer or (ii) the Purchaser shall not have accepted for payment and paid for shares pursuant to the Offer within five months following the commencement of the Offer (unless such failure shall have been caused by or resulted from the failure of Parent or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or the Purchaser of any representation or warranty of either of them contained in the Merger Agreement); (d) by Parent or the Company upon approval by the Board if the Offer has expired or been terminated pursuant to its terms on account of the failure of any condition thereto without the Purchaser having purchased any Shares thereunder (however, this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of any such condition); (e) by Parent or the Company if the Effective Time shall not have occurred on or before June 7, 1999 (however, this right to terminate is not available to any party whose failure to fulfill any obligation has been the cause of the failure of the Effective Time to occur on or before such date); (f) by Parent or the Company if any U.S. District Court or similar competition tribunal outside the United States shall have issued, enacted, entered, promulgated or enforced any injunction (or other similar order) prohibiting the Offer or the Merger and such injunction (or other similar order) shall have become final and nonappealable;
(g) by the Company, at any time prior to the acceptance for payment of Shares by the Purchaser pursuant to the Offer, if there is an Alternative Proposal which the Board in good faith, in the exercise of its fiduciary duties to the Company's stockholders, determines represents a superior transaction for the stockholders of the Company as compared to the Offer and the Merger after consultation with outside counsel and an independent nationally recognized investment banking firm (however, this right to terminate the Merger Agreement is not available if (i) the Company has breached in any material respect its obligation not to solicit other transactions, (ii) the Company has not paid certain fees and expenses contemplated by the Merger Agreement, or (iii) the Company has not provided Parent with at least five business days' prior written notice); and (h) by Parent, if the Board shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer or the Merger, or shall have recommended acceptance of any Alternative Proposal, or shall have resolved to do any of the foregoing.

     FEES AND EXPENSES. The Merger Agreement provides that generally, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. However, to compensate Parent and its affiliates for entering into the Merger Agreement and taking action to consummate such transactions and incurring the costs and expenses related thereto and other losses and expenses, the Company and Parent agree that the Company will pay Parent $10,000,000 (the "Commitment Amount") if the Merger Agreement is terminated (A) by the Company pursuant to the provisions described in paragraph (g) above or (B) by Parent pursuant to the provisions described in paragraph (h) above (unless the event described therein occurs solely as a result of Parent's willful breach in any material respect of its representations, warranties, covenants or agreements set forth in the Merger Agreement). The Commitment Amount will be payable (1) at the time of termination if such amount becomes payable pursuant to the provisions described in paragraph
(A) above and (2) on the next business day following termination if such amount becomes payable pursuant to the provisions described in paragraph (B) above. In addition, the Merger Agreement provides that the Company shall reimburse Parent and its affiliates for the reasonable out-of-pocket expenses of the Purchaser and its affiliates, not to exceed $2,000,000 in the aggregate, specifically related to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel, accountants and consultants, and printing expenses), regardless of when those expenses are incurred, if the Merger Agreement is terminated and the Purchaser is entitled to the Commitment Amount.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     The acquisition of the Shares not owned by Parent or the Purchaser has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to the Purchaser and to provide such stockholders with cash for all of their Shares.

     Under the Company's Restated Certificate of Incorporation and Delaware Law, the approval of the Board and the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding Common Shares is required to approve the Merger. The Board has unanimously approved the Merger, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval of the Merger by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding Common Shares. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed, if required by the Company's Restated Certificate of Incorporation and applicable law, to duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger. Parent has agreed that all Shares owned by it, the Purchaser or any of its other subsidiaries will be voted in favor of the approval of the Merger and the adoption of the Merger Agreement.

     If the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board, on the boards of directors of subsidiaries of the Company and, to the extent the Company is entitled to designate members to its board of directors, Hoeganaes, in proportion to the Purchaser's ownership of Shares following such purchase. See Section 10. The Purchaser expects that such representation would permit it to exert substantial influence over the Company's conduct of its business and operations. The Merger Agreement provides that, from and after the election or appointment of the Purchaser's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights thereunder, or any other action taken by the Board in connection with the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Purchaser nor are employees of the Company.

     Under Delaware Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Common Shares and at least 90% of the then outstanding Series A Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition. If, however, the Purchaser does not acquire, pursuant to the Offer or otherwise, at least 90% of the then outstanding Common Shares and at least 90% of the then outstanding Series A Shares, if any Series A Shares are then outstanding and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     NO APPRAISAL RIGHTS ARE AVAILABLE IN CONNECTION WITH THE OFFER. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares (or Nonvoting Common Shares, if any). Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (or Nonvoting Common Shares, if any), as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares (or Nonvoting Common Shares, if any). In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares (or Nonvoting Common Shares, if any). In determining the fair value of such shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares (or Nonvoting Common Shares, if any), including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the price per share in the Offer Prices or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency, and following the consummation, of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans in the United States.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any subsidiary of the Company, a sale or transfer of a material amount of assets of the Company or any subsidiary of the Company or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

     Upon consummation of the Offer, the Company will be required under the terms of its outstanding 12% Senior Notes due November 15, 2001 and 12 1/8% Senior Subordinated Debentures due March 1, 2002 (collectively the "Notes") to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. If all of the Notes are not tendered in response to such offer, the Parent expects to cause the Company to exercise its option to redeem the Notes in accordance with their terms. The timing of any such redemptions will depend upon a number of factors, including the then applicable redemption premiums and Parent's review of the advisability of particular actions, as well as prevailing interest rates and such other factors as Parent may deem appropriate. In addition, the Company has an aggregate of $11.6 million of pollution control and industrial revenue bonds outstanding that it may elect to redeem after the Merger.

12.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, reissue, sell, pledge, dispose of, grant, encumber or authorize the issuance, reissuance or any sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any subsidiary of the Company or any warrants, options, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary of the Company (except for the issuance of a maximum of (x) Common Shares and Nonvoting Common Shares upon conversion of any Series A Shares and (y) a maximum of 2,000,000 Common Shares issuable pursuant to employee stock options outstanding on the date hereof), (b) declare, set aside, make or pay any dividend or other distribution payable in cash, securities, property or otherwise, with respect to any of its capital stock, except for the declaration and payment in the ordinary course of business and consistent with past practice of any dividend (provided, however, in no event shall Hoeganaes pay any dividend that has previously been deferred) or (c) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except for (y) any special redemption of the Series A Shares at the Dividend Reference Value to which the holders thereof may be entitled upon the occurrence of a Change of Control (as such terms are defined in the Company's Restated Certificate of Incorporation) and (z) the redemption of the Rights. See Section 10.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public and the value of the Series A Shares. The Purchaser intends to cause the Common Shares not to be listed for quotation on the NYSE following consummation of the Offer.

     Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE if the Purchaser does not cause the Common Shares to be delisted. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares if, among other things, the number of record holders of at least 100 Common Shares should fall below 1,200, the number of publicly held Common Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Common Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of the NYSE for continued listing and the listing of Common Shares is discontinued, the market for the Common Shares could be adversely affected.

     If the NYSE were to delist the Common Shares, it is possible that the Common Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such quotations and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of Common Shares remaining at such time, the interest in maintaining such a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Parent and the Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse effect on the market price for, or marketability of, the Common Shares or the marketability of the Series A Shares, or whether it would cause future market prices to be greater or less than the Offer Prices for the Common Shares and the Series A Shares.

     The Common Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Common Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Common Shares could no longer be used as collateral for loans made by brokers.

     The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Common Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be "margin securities" or be eligible for reporting on the National Association of Securities Dealers Automated Quotation System. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Common Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if (i) there are not validly tendered and not withdrawn prior to the expiration of the Offer that number of Common Shares and Series A Shares that (after giving effect to the conversion of all such Series A Shares to Common Shares) represents at least two-thirds
(66 2/3%) of the outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) the initial review period contemplated by the Exon-Florio Provision shall not have expired prior to the expiration of the Offer, (iv) the waiting period under ITAR shall not have expired or been waived prior to the expiration of the Offer or (v) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, and prior to the acceptance for payment of Shares, any of the following conditions exists:

          (a) there shall have been instituted or be pending any action or proceeding by any Governmental Entity before any court or governmental, administrative or regulatory authority or agency of competent jurisdiction,
     (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Merger, or seeking to obtain material damages in connection with the Merger or the

     Offer; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the Merger or the Offer; (iii) seeking to impose or confirm limitations on the ability of Parent, the Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Merger or the Offer;
     (iv) seeking to require divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect on the Company or which is reasonably likely to materially adversely affect the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of Parent; or

          (b) there shall have been any action taken or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction (whether preliminary or permanent) enacted, entered, enforced, promulgated, amended or issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Merger or the Offer, by any Governmental Entity other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (c) there shall have occurred any change, condition, event or development that, individually or in the aggregate, would have or has had a Material Adverse Effect on the Company; or

          (d) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of Common Shares representing 15% or more of the then outstanding Common Shares, on a fully diluted basis (not taking into account the Rights), has been acquired by any person, other than Parent, any of its affiliates, First Chicago Equity Corporation and First Chicago NBD Corporation, or (ii) the Board or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Alternative Proposal or any other acquisition of Shares other than the Offer and the Merger or (B) resolved to do any of the foregoing; or

          (e) the Company, the Purchaser and Parent shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct and any such representation or warranty that is not so qualified shall not be true and correct in all material respects, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement, if any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect or would materially increase the amount paid to the Company's stockholders in the Offer and the Merger; or

          (h) the Company shall have breached or failed to perform in any material respect any of its material obligations, or to comply in any material respect with any of its material covenants or agreements under the Merger Agreement and, with respect to any such failure that could be remedied, shall not have remedied such failure within seven business days after the Purchaser shall have furnished the Company with written notice of such breach or failure; or

          (i) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the London Stock Exchange for a period in excess of ten consecutive trading hours or (ii) a declaration of any banking moratorium by any

     United Kingdom or United States federal or state authorities or any suspension of payments in respect of banks by any such authorities;

which, in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition and, except for the Minimum Condition, may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. Basing its conclusions upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither the Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. The Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 4, 1998, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors approved the Merger Agreement, and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

     Pursuant to the HSR Act, GKN filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC on December 8, 1998. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by GKN. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on December 23, 1998, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Thereafter, the waiting period could be extended only by court order. Pursuant to the HSR Act, GKN has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If the acquisition of Shares is delayed because the HSR waiting period is extended by a request by the FTC or the Antitrust Division for additional information and documentary material, the Offer may be extended and, in any event, the purchase of and payment for Shares will be deferred until ten calendar days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of the waiting period under the HSR Act pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable to the Offer under the HSR Act expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and the Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     EXON-FLORIO. Under the Exon-Florio Provision, the President of the United States is authorized to prohibit or suspend an acquisition, merger or takeover by a foreign person of a person engaged in interstate commerce in the United States if the President determines, after investigation, that (i) there is credible evidence that leads him to believe that such a foreign person in exercising control of such an acquired person might take action that threatens to impair the national security of the United States and (ii) other provisions of existing law do not provide adequate authority to protect national security. Pursuant to the Exon-Florio Provision, notice of an acquisition, merger or takeover by a foreign person may be made to CFIUS either voluntarily by the parties to such proposed transaction or by any member of CFIUS. CFIUS comprises representatives of the Departments of the Treasury, State, Commerce, Defense, and Justice, the Offices of Management and Budget and Science and Technology Policy, the United States Trade Representative and the Council of Economic Advisors, as well as the Assistants to the President for National Security Affairs and for Economic Policy.

     A determination that a formal investigation is called for must be made within 30 days after notification of a proposed acquisition, merger, or takeover is first filed with CFIUS. If CFIUS decides to initiate a formal investigation, it must complete the investigation and make a recommendation to the President within 45 calendar days after the commencement thereof. Thereafter, the President must reach his decision within 15 calendar days. If CFIUS declines to investigate, it will send a letter to the parties stating that action under the Exon-Florio Provision is concluded. The Exon-Florio Provision does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if a notification is not made. If no notification is made, however, such an acquisition, merger or takeover may remain indefinitely subject to divestment should the President subsequently determine that the national security of the United States may be threatened or impaired.

     The Purchaser and the Company expect, on or about the date hereof, to file with CFIUS a joint voluntary notice of the Offer and the Merger. Although the Purchaser believes that the Offer and the Merger should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation thereof and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation.

     ITAR requires companies, like the Company, that are registered with ODTC to manufacture defense articles to notify ODTC 60 days in advance of a transfer of ownership or control to a foreign person. On December 7, 1998, the Company filed with the ODTC of the United States Department of State a notification of the proposed change in the ownership and control of Hoeganaes. The Company has requested a waiver of the 60-day notice requirement, although there can be no assurance that this request will be granted.

16.  FEES AND EXPENSES.

     Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Warburg Dillon Read LLC ("WDR") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay WDR reasonable and customary compensation for its services. Parent has also agreed to reimburse WDR for expenses reasonably incurred by it in entering into and performing services pursuant to the engagement letter, including the reasonable fees and expenses of legal counsel, and to indemnify WDR against certain liabilities and expenses in connection with its engagement. GKN has agreed to guarantee these obligations of Parent.

     The Purchaser has retained MacKenzie Partners, Inc., as the Information Agent, and IBJ Schroder Bank & Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     The Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, GKN, Parent and the Purchaser have filed with the Commission the
Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          GKN NORTH AMERICA
                                          MANUFACTURING INC.

December 10, 1998

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                         GKN, PARENT AND THE PURCHASER

     A. DIRECTORS AND EXECUTIVE OFFICERS OF GKN. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each director and executive officer of GKN.

                          PRESENT PRINCIPAL OCCUPATION AND
                         PRINCIPAL BUSINESS ADDRESS AT WHICH      MATERIAL OCCUPATIONS
NAME                        SUCH OCCUPATION IS CONDUCTED        WITHIN THE LAST 5 YEARS     CITIZENSHIP
----                     -----------------------------------    -----------------------     -----------
Sir David Lees.........  Chairman,                            Sir David Lees was appointed  U.K.
                         GKN                                  Chairman and Chief Executive
                         Sugar Quay                           of GKN in 1988 and became
                         Lower Thames Street London EC3R 6DQ  non-executive Chairman on
                         England                              1st January, 1997. He also
                                                              is non-executive Chairman of
                                                              Tate and Lyle PLC and a non-
                                                              executive director of The
                                                              Bank of England and the
                                                              Royal Opera House, Covent
                                                              Garden Ltd. He was
                                                              non-executive director of
                                                              Courtaulds plc from May 1991
                                                              until July 1996 and was
                                                              non-executive Chairman from
                                                              July 1996 until September
                                                              1998.

C.K. Chow..............  Chief Executive,                     Between January 1993 and      U.K.
                         GKN                                  January 1994, Mr. Chow was
                         7 Cleveland Row                      Group Operating Officer and
                         London, SW1A 1DB                     Chief Executive-Gases of The
                         England                              BOC Group plc. In January
                                                              1994, he was appointed to
                                                              the Board of The BOC Group
                                                              plc as Managing Director and
                                                              Chief Executive-Gases. Mr.
                                                              Chow joined GKN in July 1996
                                                              as Chief Executive designate
                                                              and became Chief Executive
                                                              on 1st January 1997. He is
                                                              also a non-executive
                                                              director of Standard
                                                              Chartered Bank plc.

Marcus Beresford.......  Managing Director,                   Mr. Beresford joined GKN as   U.K
                         Industrial Services                  an executive Director on 1st
                         7 Cleveland Row                      August 1992 and on 1st
                         London SW1A 1DB                      November 1992 he was
                         England                              appointed Managing Director,
                                                              GKN Industrial Services. He
                                                              is a non-executive director
                                                              of Aggregate Industries plc.

                          PRESENT PRINCIPAL OCCUPATION AND
                         PRINCIPAL BUSINESS ADDRESS AT WHICH      MATERIAL OCCUPATIONS
NAME                        SUCH OCCUPATION IS CONDUCTED        WITHIN THE LAST 5 YEARS     CITIZENSHIP
----                     -----------------------------------    -----------------------     -----------
Trevor C. Bonner,        Managing Director,                   Mr. Bonner was appointed a    U.K.
  CBE..................  Automotive and Agritechnical         Director of GKN in 1985, a
                         Products                             Managing Director in 1987
                         P.O. Box 4128 Chester Road,          and became Managing
                         Erdington, Birmingham B24 0AW        Director, GKN Automotive and
                         England                              Agritechnical Products in
                                                              1994. He is a non-executive
                                                              director of Avon Rubber PLC
                                                              and LDV Ltd.

David J. Wright, CBE...  Managing Director,                   Mr. Wright joined GKN in      U.K.
                         Aerospace                            1989 as Managing Director of
                         Yeovil Somerset, BA20 2YD            GKN Defence. He became Chief
                         England                              Executive of GKN Defence in
                                                              May 1991 and was appointed
                                                              to the Board in April 1995
                                                              as Managing Director, GKN
                                                              Aerospace and Special
                                                              Vehicles. He is a non-
                                                              executive director of Legal
                                                              and General Recovery
                                                              Investment Trust plc.

Sarkis Kalyandjian.....  Executive Director and Chief         Mr. Kalyandjian joined GKN    U.S.A.
                         Executive,                           in 1992. He was appointed
                         GKN Automotive Driveline Division    Chief Executive, GKN
                         Postfach 1152                        Automotive Driveline
                         53784 Lohmar                         Division in October 1996 and
                         Germany                              to the Board in August 1997.

Richard W. Etches......  Human Resources Director, GKN        Mr. Etches joined GKN on      U.K.
                         7 Cleveland Row                      appointment to the Board on
                         London SW1A 1DB                      1st October 1997. Between
                         England                              October 1991 and November
                                                              1996 Mr. Etches was Senior
                                                              Vice President of Human
                                                              Resources of Grand
                                                              Metropolitan PLC's USA Food
                                                              Sector.

David J. Turner........  Finance Director,                    Mr. Turner joined GKN in      U.K.
                         GKN                                  November 1993 on appointment
                         7 Cleveland Row                      to the Board as Finance
                         London SW1A 1DB                      Director. He is director of
                         England                              the Iron Trades Insurance
                                                              Group.

Roy D. Brown...........  Business Group President for Food    In May 1992 Mr. Brown was     U.K.
                         and Beverages in Europe,             appointed Regional Director-
                         Unilever plc                         Africa and Middle East,
                         Weena 455, 3013 AL                   Central and Eastern Europe
                         Rotterdam                            of Unilever plc and in
                         Netherlands                          January 1997 he was
                                                              appointed Business Group
                                                              President for Food and
                                                              Beverages in Europe. He is a
                                                              director of Unilever plc and
                                                              Unilever NV. He was
                                                              appointed a non-executive
                                                              director of GKN in January
                                                              1996.

                          PRESENT PRINCIPAL OCCUPATION AND
                         PRINCIPAL BUSINESS ADDRESS AT WHICH      MATERIAL OCCUPATIONS
NAME                        SUCH OCCUPATION IS CONDUCTED        WITHIN THE LAST 5 YEARS     CITIZENSHIP
----                     -----------------------------------    -----------------------     -----------
The Baroness Hogg......  Chairman,                            Between 1990 and 1995,        U.K.
                         London Economics                     Baroness Hogg was Head of
                         (Holdings)                           the Policy Unit at No. 10
                         66 Chiltern Street                   Downing Street. In December
                         London W1M 1PR                       1995 she became a Director
                         England                              of London Economics and was
                                                              appointed Chairman in
                                                              January 1997. The Baroness
                                                              was appointed a
                                                              non-executive director of
                                                              GKN in November 1996.

Dr. Klaus H. Murmann...  Chairman and Chief Executive         Dr. Murmann has been          German
                         Officer,                             Chairman and Chief Executive
                         Sauer-Sundstrand Group               Officer of Sauer-Sundstrand
                         Krokamp 35, Postfach 2460            Group since April 1989. He
                         24531 Neumunster,                    was appointed a
                         Germany                              non-executive director of
                                                              GKN in 1995.

Sir Bryan Nicholson....  Chairman,                            Sir Bryan has been Chairman   U.K.
                         British United                       of British United Provident
                         Provident Association Ltd            Association (BUPA) since
                         BUPA House                           March 1992. In December
                         15-19 Bloomsbury Way                 1991, he was appointed a
                         London WC1A 2BA                      non- executive director of
                         England                              GKN plc. He was appointed
                                                              Chairman of the Cookson
                                                              Group plc on 1st October
                                                              1998.

Dr. T. John Parker.....  Chairman,                            Dr. Parker was appointed      U.K.
                         Babcock International Group plc      Joint Deputy Chairman and
                         The Lodge Badminton Court            Chief Executive of Babcock
                         Church Street Amersham               International Group plc in
                         Bucks HP7 0DD                        October 1993 and became
                         England                              Chairman in July 1994. He
                                                              was appointed a
                                                              non-executive Director of
                                                              GKN in 1993.

Grey Denham............  Company Secretary,                   Mr. Denham joined GKN in      U.K.
                         GKN                                  1980, became Head of Legal
                         P.O. Box 55 Ipsley House             Department in 1986, Chairman
                         Ipsley Church Lane                   of GKN Group Services Ltd in
                         Redditch, Worcestershire             1995 and was appointed
                         B98 OTL                              Company Secretary in May
                         England                              1996.

     B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each director and executive officer of Parent

                          PRESENT PRINCIPAL OCCUPATION AND
                         PRINCIPAL BUSINESS ADDRESS AT WHICH      MATERIAL OCCUPATIONS
NAME                        SUCH OCCUPATION IS CONDUCTED       WITHIN THE PAST FIVE YEARS   CITIZENSHIP
----                     -----------------------------------   --------------------------   -----------
Grey Denham............  President of Parent;                 Mr. Denham joined GKN in      U.K.
                         Company Secretary,                   1980, became Head of Legal
                         GKN                                  Department in 1986, Chairman
                         P.O. Box 55, Ipsley House            of GKN Group Services Ltd in
                         Ipsley Church Lane, Redditch         1995 and was appointed
                         Worcestershire, B98 OTL              Company Secretary in May
                         England                              1996.

Ken Walker.............  Director of Parent;                  Between July 1992 and         U.S.A.
                         President and Chief Executive        February 1996, he was
                         Officer,                             President and Chief
                         Meineke Discount Muffler Shops Inc.  Executive Officer of GKN
                         128 S. Tyron Street                  Parts Industries
                         Suite 900                            Corporation. He was
                         Charlotte, North Carolina 28202      appointed President and
                         U.S.A.                               Chief Executive Officer of
                                                              Meineke Discount Muffler
                                                              Shops Inc. in February 1996.

Tom Stone..............  Director of Parent;                  Mr. Stone was appointed Vice  U.S.A.
                         Chief Executive Officer,             President, Operations of GKN
                         GKN                                  Automotive Inc. in May 1997
                         Automotive Inc.                      and Chief Executive Officer
                         Operations Center                    in January 1998. He was Vice
                         6400 Durham Road                     President of Varity from
                         Timberlake, North Carolina 27583     February 1995 until
                         U.S.A.                               September 1996 and Vice
                                                              President of Lucas Varity
                                                              from September 1996 until
                                                              May 1997.

Jean G. Hanson.........  Director of Parent;                  Between 1993 and 1994, she    U.S.A.
                         Partner of Fried Frank,              was General Counsel of the
                         Harris Shiver and Jacobson           United States Department of
                         1 New York Plaza                     the Treasury. From 1994, she
                         New York, NY 10004-1980              has been a Partner at the
                         U.S.A.                               law firm Fried Frank, Harris
                                                              Shiver and Jacobson.

David Rood.............  Director of Parent;                  Mr. Rood was appointed Group  U.K.
                         Chief Accountant,                    Chief Accountant, GKN in
                         GKN                                  April 1991.
                         P.O. Box 55, Ipsley House
                         Ipsley Church Lane, Redditch
                         Worcestershire, B98 OTL
                         England

Nigel M. Stein.........  Director of Parent;                  Between March 1994 and        U.K.
                         Vice President Finance and Chief     January 1998, he was
                         Financial Officer,                   Director and Controller of
                         GKN                                  GKN Sankey Ltd. He was
                         Sinter Metals Division               appointed Vice President
                         3300 University Drive                Finance and Chief Financial
                         Auburn Hills, MI 48326-2362          Officer of GKN Sinter
                         U.S.A.                               Metals, Inc. in January
                                                              1998.

                          PRESENT PRINCIPAL OCCUPATION AND
                         PRINCIPAL BUSINESS ADDRESS AT WHICH      MATERIAL OCCUPATIONS
NAME                        SUCH OCCUPATION IS CONDUCTED       WITHIN THE PAST FIVE YEARS   CITIZENSHIP
----                     -----------------------------------   --------------------------   -----------
John Hughes............  Vice President of Parent;            Between May 1993 and April    U.K.
                         Deputy Finance Director,             1996, he was Deputy Finance
                         GKN                                  Director and Treasurer of
                         P.O. Box 55, Ipsley House            GKN and in April 1996 he
                         Ipsley Church Lane, Redditch         became Deputy Finance
                         Worcerstershire, B98 OTL             Director, GKN.
                         England

John Giannangeli.......  Vice President and Secretary of      He was appointed Vice         U.S.A.
                         Parent; Vice President-Finance and   President Finance and
                         Administration and Treasurer,        Administration and Treasurer
                         GKN Automotive Inc.                  of GKN Automotive Inc. in
                         3300 University Drive                1990.
                         Auburn Hills, MI 48326-2362
                         U.S.A.
Alan Tatum.............  Secretary of Parent;                 Between 1990 and December     U.S.A.
                         U.S. Tax Manager,                    1996 he was a tax accountant
                         GKN Group                            with Ford Motor Company. In
                         3300 University Drive                December 1996 he became the
                         Auburn Hills, MI 48326-2362          U.S. Tax Manager for the GKN
                         U.S.A.                               Group.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each director and executive officer of the Purchaser.

                          PRESENT PRINCIPAL OCCUPATION AND
                         PRINCIPAL BUSINESS ADDRESS AT WHICH      MATERIAL OCCUPATIONS
NAME                        SUCH OCCUPATION IS CONDUCTED       WITHIN THE PAST FIVE YEARS   CITIZENSHIP
----                     -----------------------------------   --------------------------   -----------
David J. Turner........  Chairman of the Board and            Mr. Turner joined GKN in      U.K.
                         President,                           November 1993 on appointment
                         GKN North America Manufacturing      to the Board as Finance
                         Inc.                                 Director. He is a director
                         3300 University Drive                of the Iron Trades Insurance
                         Auburn Hills, MI 48326-2362          Group.
                         U.S.A.
                         Finance Director, GKN
                         7 Cleveland Row
                         London SWIA 4DW
                         England

Seifollah Ghasemi......  Director and Vice President, GKN     Mr. Ghasemi was President of  U.S.A.
                         North America Manufacturing Inc.     B0C Gases Americas from 1993
                         3300 University Drive                until 1998. In February
                         Auburn Hills, MI 48326-2362          1998, he became Chief
                         U.S.A.                               Executive Officer and
                                                              President of GKN Sinter
                         Chief Executive Officer and          Metals Division
                         President,
                         GKN Sinter Metals Division
                         3300 University Drive
                         Auburn Hills, MI 48326-2362
                         U.S.A.

                          PRESENT PRINCIPAL OCCUPATION AND
                         PRINCIPAL BUSINESS ADDRESS AT WHICH      MATERIAL OCCUPATIONS
NAME                        SUCH OCCUPATION IS CONDUCTED       WITHIN THE PAST FIVE YEARS   CITIZENSHIP
----                     -----------------------------------   --------------------------   -----------
Rufus Ogilvie Smals....  Treasurer and Secretary,             Mr. Ogilvie Smals joined GKN  U.K.
                         GKN North America Manufacturing      in 1975, became Deputy Head
                         Inc.                                 of Legal Department in 1987
                         3300 University Drive                and was appointed Head of
                         Auburn Hills, MI 48326-2362          Legal Department of GKN in
                         U.S.A.                               October 1995.
                         Head of Legal Department, GKN
                         Ipsley House
                         Ipsley Church Lane
                         Redditch B98 OTL
                         England

Simon C.C. Pryce.......  Director,                            Between 1993 and August 1996  U.K.
                         GKN North America Manufacturing      he was a director at Lazard
                         Inc.                                 Brothers & Co. Ltd. In
                         3300 University Drive                August 1996, he was
                         Auburn Hills, MI 48326-2362          appointed Senior Vice
                         U.S.A.                               President of Morgan
                                                              Guarantee Trust Company and
                         Director of Corporate Finance, GKN   in February 1998, he was
                         7 Cleveland Row                      appointed Director of
                         London SWIA 40W                      Corporate Finance of GKN.
                         England

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

              By Mail:                             By Facsimile:                            By Hand:

                       IBJ SCHRODER BANK & TRUST COMPANY

       By Registered or Certified Mail:                By Hand or Overnight Courier:
      IBJ Schroder Bank & Trust Company             IBJ Schroder Bank and Trust Company
                 P.O. Box 84                                  One State Street
            Bowling Green Station                         New York, New York 10004
        New York, New York 10274-0084                   Attn: Securities Processing
  Attn: Reorganization Operations Department            Windon, Subcellar One (SC-1)

                         Facsimile Transmission Number:
                        (For Eligible Institutions Only)
                                 (212) 858-2611

                   Confirm Receipt of Facsimile by Telephone:
                                 (212) 858-2103

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                      LOGO
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL FREE: 1-800-322-2885

                      The Dealer Manager for the Offer is:

                                  WARBURG LOGO
                                299 Park Avenue
                               New York, NY 10171
                              Tel.: (212) 821-2873